EXHIBIT  23(J)

                        CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 22, 2003 relating to the financial statements and financial highlights, which appears in the June 30, 2003 Annual Report to the Shareholders of the Gartmore Long-Short Equity Plus Fund and our report dated December 17, 2002 relating to the financial statements and financial highlights, which appears in the October 31, 2002 Annual Reports to the Shareholders of Gartmore Mutual Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions "Auditors" and "Financial Highlights" in such Registration Statement.


Philadelphia,  PA
October  28,  2003